Exhibit 10.9

♦ 10850 Via Frontera ♦ San Diego, California 92127 ♦ Phone 858.453.7845

09/17/18

Justin Tichy

4133 Eagle Flight Drive

Simi Valley, CA 93065

Dear Justin,

At Petco, we share a common vision of Healthier Pets. Happier People. Better World. and our success depends on our 27,000+ Partners across the country who are living our brand promise to nurture powerful relationships between pets and people.

On behalf of Petco Animal Supplies Stores, Inc. (“Petco” or the “Company”), I am delighted to invite you to join the Petco leadership team and am pleased to extend a contingent offer of employment to you as Chief Stores Officer, reporting directly to Ron Coughlin. Based on our discussions, your tentative first day is October 3, 2018. Please take a moment to review the details of your offer below:

Compensation – Your compensation will be $480,000 per year, paid on a bi-weekly basis.

Annual Incentive - Provided the Board of Managers approves an incentive payment for the fiscal year, you will be eligible for incentive consideration based on 60% of your annual base salary (prorated from your hire date to start of end of the fiscal year). To be eligible for incentive consideration during your first year of employment, your start date must be before December 1. Incentive payments are awarded based on company and individual performance assessed during the annual review cycle. You must be employed at Petco at the time the incentive is paid. The Company reserves the right to modify or terminate the incentive plan at its sole discretion.

Fiscal Year 2019 Annual Incentive - Provided the Board of Managers approves an annual incentive payment for fiscal year 2019, you will receive a bonus of $288,000. You must be employed at Petco at the time the bonus is paid.

Performance Management - Performance reviews are based on a fiscal review period of February to January. Merit increases shall be tied to performance results assessed during the annual review cycle.

Long Term Incentive – Following the commencement of employment with the Company and subject to Board approval and applicable plan terms, you will receive an award of partnership profits interests in the form of 7,000,000 Common Series C Units (P Units).

Cash Retention Bonus – Should you remain continuously employed with Petco through March 31, 2021, and if a change of control event does not occur prior to that date, you will be eligible to receive a cash retention bonus in the amount of $500,000, subject to standard deductions and withholdings. You must remain employed at Petco and in good standing as of March 31, 2021 to be eligible to receive this payment. Your Cash Retention Bonus Agreement will provide further details regarding this payment.

Sign-on Bonus Payment - You are being provided a one-time Sign-on Bonus Payment of $200,000. All payments will be taxed according to IRS guidelines and paid after 30 days of continuous employment. You agree to repay Petco up to 100% of the sign-on bonus if your employment is terminated either voluntarily or for cause by Petco. Your Sign-on Bonus Repayment Agreement will provide further details regarding this payment.

Additional Bonus Payment - You are eligible for an additional bonus of $36,000, payable in three (3) installments of $12,000; (1) after 30 days of continuous employment, (2) within 30 days of the first anniversary of your employment, and,

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(3) within 30 days of the second anniversary of your employment. All payments will be taxed according to IRS guidelines. To be eligible, you must be employed at Petco at the time the additional bonus is paid.

Severance Provision – Should you experience an involuntary, not-for-Cause termination, Petco will provide for a severance payment equal to twelve (12) months of your base salary, subject to standard deductions and withholdings, and subject to you signing (and not revoking) a severance agreement and general release of claims in the form to be provided by Petco.

Benefits - Petco offers an excellent benefits package including medical, dental, vision, life insurance, non-qualified deferred compensation plan, an informal time off work program and Petco merchandise and services discounts. You are eligible to begin your participation in our benefits program on your first day of employment. We also offer a 401(k) program that allows you to participate on the first day of the month following one year of service (subject to any plan discrimination testing).

Financial and Tax Preparation Services - As a senior officer, you are eligible for financial planning and tax preparation services through AYCO Financial Services, a Goldman Sachs Company. This service is paid for by the Company, and treated as income to you for tax purposes.

Executive Physical - As a senior officer, you are eligible to receive an annual comprehensive wellness exam provided through the Scripps Center for Executive Health. This service is paid for by the Company, and treated as income to you for tax purposes.

This offer is contingent upon our receipt and verification of various pre-employment screenings. If you accept this contingent offer of employment, we suggest that you do not give notice to your current employer or make any other arrangements with respect to potential employment with the Company until you have been notified that we have successfully completed all components of this pre-employment process.

Petco is an “at will” employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice. No supervisor or other representative of the Company (except the Chief Executive Officer) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to you are superseded by this offer. If you accept this contingent offer, the terms described in this letter shall be the terms of your employment.

All Petco partners are expected to adhere to the Petco Code of Ethics and the corresponding policies and procedures as a condition of employment. You will be provided a copy of the Code of Ethics upon hire and are encouraged to read it thoroughly and notify your supervisor of any questions.

We look forward to having you on the Petco leadership team and to the contributions you’ll make to our overall success.

To acknowledge and accept the above-described offer, please sign and return to Alex Gould, Director, HR Business Partner. If you have any questions, please contact Alex at                      or at                     .

Sincerely,

Petco Human Resources

Acknowledged by:

/s/ Justin Tichy	9/17/18
Signature	Date

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